Exhibit 5.1

June 28, 2005

Bed Bath & Beyond Inc.
650 Liberty Avenue
Union, NJ 07083

Dear Ladies and Gentlemen:

We are acting as counsel to Bed Bath & Beyond Inc., a New York corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") by the Company under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, relating to the registration of up to 50,819,721 shares of common stock, par value $0.01 per share, of the Company (the "Shares") to be issued pursuant to the Company's 2004 Incentive Compensation Plan, 2001 Stock Option Plan, 2000 Stock Option Plan, 1998 Stock Option Plan and 1996 Stock Option Plan (collectively, the "Plans"). The Shares are to be issued by the Company upon grant, vesting or the exercise of certain stock-based awards (the "Awards") granted and to be granted pursuant to the Plans.

As such counsel, we have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the adoption of the Plans. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, when and to the extent issued upon grant, exercise or vesting of the Awards in accordance with the terms of the applicable Plan, as applicable, including payment of the applicable exercise price therefor, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PROSKAUER ROSE LLP